Exhibit 99.1

BED BATH & BEYOND ANNOUNCES LEADERSHIP TRANSITION
Rafeh Masood adds interim Chief Brand Officer to his existing role as Chief Digital Officer

UNION, N.J., Aug. 30, 2021 – Bed Bath & Beyond Inc. (NASDAQ: BBBY) today announced that Cindy Davis has stepped down from her positions as Executive Vice President, Chief Brand Officer, and President of Decorist effective August 30, 2021. The Company also announced the appointment of Rafeh Masood, Executive Vice President and Chief Digital Officer, as Chief Digital Officer & interim Chief Brand Officer, to lead the combined brand, marketing and digital teams effective immediately.

“Rafeh’s demonstrated success and leadership in the realms of digital transformation and customer engagement make him the right person to take on these additional responsibilities,” commented Mark Tritton, Bed Bath & Beyond’s President and CEO.  “As we support a customer base that has moved towards digital, we look forward to Rafeh’s leadership, contribution, and a smooth transition.”

“On behalf of the entire company, we want to thank Cindy for her contributions to Bed Bath & Beyond. We appreciate her hard work during her tenure of our early transformation, and we wish her nothing but the best in her future endeavors,” concluded Mr. Tritton.

Since joining Bed Bath & Beyond in 2020, Mr. Masood has worked to establish an omni-always shopping experience for customers, including overseeing the end-to-end customer journey from e-commerce merchandising and user experience optimization, to customer contact management and support. Previously, he served as Senior Vice President at BJ’s Wholesale Club. Additionally, he is an Adjunct Faculty member at Carnegie Mellon University.
About Bed Bath & Beyond
Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets.  Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.
The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, facevalues.com, and decorist.com.
CONTACTS:
Investors: Susie A. Kim, ir@bedbath.com
Media: public.relations@bedbath.com